UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Hartwell Avenue

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 23, 2016, the Company issued a press release announcing the appointment of Scott Schorer as the Company’s Chief Executive Officer and President, effective as of March 23, 2016 (the “Commencement Date”). A copy of the press release announcing Mr. Schorer’s appointment is attached hereto as Exhibit 99.1.

Mr. Schorer, 47, has served as a consultant to numerous boards and CEOs across a wide variety of companies in the medical device, biologics and related markets. He was Chief Executive Officer of PlasmaTech Biopharmaceuticals, Inc. from September 2014 to June 2015. From May 2010 to September 2014, Mr. Schorer ran an interim leadership and strategic consulting practice under the name of SSMC. From February 2009 to May 2010, Mr. Schorer led the turnaround effort at Systagenix Wound Management, the former Advanced Wound Care division of Johnson & Johnson, as President of the Americas. Prior to that, Mr. Schorer founded and led IST: Innovative Spinal Technologies, where he served as CEO for eight years until February 2009, during which time IST received CE Mark and FDA approvals for five products before the company was sold to Integra Spine. Prior to IST, he co-founded and was CEO of CentriMed, leading to an acquisition by Global Healthcare Exchange (“GHX”). Mr. Schorer began his medical device career as a sales representative for a surgical distributor following his career as an infantry officer in the 82nd Airborne Division as a rifle and scout platoon leader. He has led financing for over $120 million in public and private equity financings. Mr. Schorer is also a co-inventor of 6 patents, and holds Bachelor of Arts and Bachelor of Engineering degrees from Dartmouth College, where he was also captain of the men’s crew.

Under the terms of the Employment Agreement, upon the Commencement Date, Mr. Schorer will be granted options to purchase 250,000 shares of the Company’s common stock (the “Options”). The Options will be exercisable at a price equal to the closing price on the Commencement Date and will vest as to 25% of the shares on the first anniversary of the Commencement Date, and equally over each successive quarter thereafter for three years, provided that he remains employed by the Company on the vesting dates. Upon the Commencement Date, the Company will also grant Mr. Schorer performance stock units (“PSUs”) equal to 250,000 shares of the Company’s common stock. The PSUs will be issued to Mr. Schorer according to certain performance targets as detailed in the Employment Agreement. One quarter of the PSUs will lapse if they have not vested by June 30, 2019, an additional one quarter of the PSUs will lapse if they have not vested by June 30, 2020, and the remainder of the PSUs will lapse if they have not vested by January 30, 2021.

The Employment Agreement provides that if Mr. Schorer’s employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Schorer for Good Reason (as defined in the Employment Agreement), subject to his execution of a release of claims agreement acceptable to the Company, he will be entitled to continuation of salary for up to 12 months, and payment of health insurance premiums necessary to continue health insurance coverage under COBRA for up to 12 months.

In addition, if a Change of Control (as defined in the Employment Agreement) takes place, upon the consummation of such Change of Control, 100% of Mr. Schorer’s unvested Options and PSUs shall vest and become immediately exercisable.

As a condition of employment, Mr. Schorer has entered into a non-competition/non-solicitation agreement pursuant to which he has agreed not to compete with the Company for a period of 12 months after the termination of his employment or to solicit customers or employees of the Company for a period of 18 months after the termination of his employment.

There are no family relationships between Mr. Schorer and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K. There are no related party transactions involving the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K related to Mr. Schorer.

The foregoing is a summary description of the terms and conditions of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: March 24, 2016	/s/ Robert Solomon
Robert Solomon
Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter of Employment, dated March 23, 2016, between GI Dynamics, Inc. and Scott Schorer

99.1	Press Release of GI Dynamics, Inc. dated March 23, 2016